Exhibit 10.2(1)(h)

SEVENTH AMENDMENT
TO THE
BELO SAVINGS PLAN

(As Amended and Restated Effective July 1, 2000)

     Belo Corp., a Delaware corporation, pursuant to authorization by the Compensation Committee of the Board of Directors, adopts the following amendments to the Belo Savings Plan (the “Plan”), effective as of January 1, 2003, except as otherwise indicated.

     1.     The first sentence of Section 1.8 of the Plan is amended in its entirety effective January 1, 2004, to read as follows:

1.18 “Compensation” means the base pay, overtime pay, shift differential pay, premium pay, bonuses (including termination bonuses paid in a lump sum at termination of employment) and commissions paid to an Employee by the Participating Employers for services performed for the Participating Employers, excluding (i) any awards (other than annual incentive compensation awards), whether paid cash, Company Stock or any other medium, under the Belo 2004 Executive Compensation Plan or any other long term incentive compensation plan and (ii) any other form of remuneration.

     2.     Section 5.4 of the Plan is amended in its entirety to read as follows:

5.4 Application of Forfeited Amounts. The amount of a Participant’s Accounts which is forfeited pursuant to this Article or Section 10.6(e) will be applied first to pay the expenses of administering the Plan, next to reinstate any forfeitures that must be reinstated in accordance with this Article, then to reduce Participating Employer profit sharing contributions pursuant to Section 3.3 and last to reduce Participating Employer matching contributions pursuant to Section 3.2.

     3.     Section 11.5 of the Plan is amended in its entirety to read as follows:

11.5 Limitation to Assure Benefits Payable to Beneficiaries are Incidental. In the event that any payments under the Plan are to be made to someone other than the Participant or jointly to the Participant and his spouse or other payee, such payments must conform to the “incidental benefit” rules of Code section 401(a)(9)(G) and the Treasury Regulations thereunder.

     4.     Appendix A to the Plan (“Participating Employers”) is amended to add the following employers as Participating Employers:

Al Dia, Inc.
Belo Expositions, Inc.
KSKN Television, Inc.
KTTU-TV, Inc.

     Executed at Dallas, Texas, this 5th day of December, 2003.

BELO CORP.

By /s/Marian Spitzberg

Marian Spitzberg
Senior Vice President/Human Resources